Exhibit 99.1

Dorian LPG Ltd. Announces Third Quarter Fiscal Year 2026 Financial Results

Stamford, CT – February 5, 2026 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended December 31, 2025.

Key Recent Development

●	Declared an irregular dividend totaling approximately $29.9 million, or $0.70 per share, to be paid on or about on or about February 24, 2026 to all shareholders of record as of February 9, 2026.

Highlights for the Third Quarter Fiscal Year 2026

●	Revenues of $120.0 million.

●	Time Charter Equivalent (“TCE”)(1) rate per available day for our fleet of $50,333.

●	Net income of $47.2 million, or $1.11 earnings per diluted share (“EPS”), and adjusted net income(1) of $47.4 million, or $1.11 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $74.2 million.

●	Declared an irregular cash dividend totaling $27.8 million in November 2025, which was paid in December 2025.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Our seafaring and shoreside team delivered a strong operating performance in the quarter. We declared our 17th consecutive quarterly irregular dividend bringing total capital returned including buy backs, since our IPO, to over $960 million. Last quarter the VLGC market again reached a new export record. Demand, as well as freight rates have continued to be strong into the current quarter. We look forward to the delivery, in March, of a newbuilding dual fuel VLGC/AC.”

Third Quarter Fiscal Year 2026 Results Summary

Net income amounted to $47.2 million, or $1.11 per diluted share, for the three months ended December 31, 2025, compared to $21.4 million, or $0.50 per diluted share, for the three months ended December 31, 2024.

Adjusted net income amounted to $47.4 million, or $1.11 per diluted share, for the three months ended December 31, 2025, compared to adjusted net income of $18.5 million, or $0.43 per diluted share, for the three months ended December 31, 2024. Adjusted net income for the three months ended December 31, 2025 is calculated by adjusting net income for the same period to exclude an unrealized loss on derivative instruments of $0.2 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $28.9 million increase in adjusted net income for the three months ended December 31, 2025, compared to the three months ended December 31, 2024, is primarily attributable to (i) an increase of $39.3 million in revenues; (ii) decreases of $1.8 million in interest and finance costs, $0.7 million of which is due to increased capitalized interest, and $1.5 million in vessel operating expenses, and (iii) a favorable change of $0.6. million in other gain/(loss), net; partially offset by increases of $7.6 million in charter hire expenses, $3.3 million in general and administrative expenses, $0.7 million in voyage expenses, $0.7 million in profit sharing expenses; $0.6 million in depreciation and amortization expenses; and decreases of $1.0 million in interest income and $0.4 million in realized gain on derivatives.

The TCE rate per available day for our fleet was $50,333 for the three months ended December 31, 2025, a 39.5% increase from $36,071 for the same period in the prior year. Please see footnote 5 to the table in “Financial Information” below for information related to how we calculate TCE.

Vessel operating expenses per vessel per calendar day decreased to $10,275 for the three months ended December 31, 2025 compared to $11,097 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charter revenues, and other revenues, net, were $120.0 million for the three months ended December 31, 2025, an increase of $39.3 million, or 48.7%, from $80.7 million for the three months ended December 31, 2024 primarily due to higher average TCE rates and increased available days. TCE rates rose by $14,262 per available day from $36,071 for the three months ended December 31, 2024 to $50,333 for the three months ended December 31, 2025. The increase in TCE rates was primarily due to higher spot rates and lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $67.767 during the three months ended December 31, 2025 compared to an average of $55.717 during the three months ended December 31, 2024. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased from $570 during the three months ended December 31, 2024, to $452 during the three months ended December 31, 2025. Available days for our fleet increased from 2,210 for the three months ended December 31, 2024 to 2,349 for the three months ended December 31, 2025, mainly driven by an increase in the number of vessels in our fleet, partially offset by a modest increase in off-hire days due to drydocking.

Vessel Operating Expenses

Vessel operating expenses were $19.9 million during the three months ended December 31, 2025, or $10,275 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet and decreased by $1.5 million, or 7.4% from $21.4 million for the three months ended December 31, 2024. The decrease of $822 per vessel per calendar day, from $11,097 for the three months ended December 31, 2024 to $10,275 per vessel per calendar day for the three months ended December 31, 2025 was partially due to a decrease of non-capitalizable drydock-related operating expenses. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses decreased by $603, or 5.9%, from $10,161 for the three months ended December 31, 2024 to $9,558 for the three months ended December 31, 2025, primarily resulting from reductions of spares and stores.

General and Administrative Expenses

General and administrative expenses were $10.8 million for the three months ended December 31, 2025, an increase of $3.3 million, or 44.4%, from $7.5 million for the three months ended December 31, 2024, driven by increases  of $2.0 million in expenses under our Cash Incentive Compensation Plan, $0.6 million in employee-related costs and benefits, $0.3 million in stock-based compensation expense, and $0.4 million in other general and administrative expenses in the period ended December 31, 2025 when compared to the period ended December 31, 2024.

Interest and Finance Costs

Interest and finance costs amounted to $7.1 million for the three months ended December 31, 2025, a decrease of $1.8 million, or 20.5%, from $8.9 million for the three months ended December 31, 2024. The decrease of $1.8 million during this period was mainly due to (i) a reduction of $1.0 million in interest on our long-term debt, (ii) an increase of $0.7 million in capitalized interest, and (iii) a decrease of $0.1 million in loan expenses and bank charges. The decrease of $1.0 million in loan interest on our long-term debt was driven by a reduction of average indebtedness, excluding deferred financing fees, from $579.9 million for the three months ended December 31, 2024, to $526.0 million for the three months ended December 31, 2025, as well as a lower SOFR rate on the 2023 A&R Debt Facility during the three months ended December 31, 2025 when compared to the three months ended December 31, 2024.

Interest Income

Interest income amounted to $2.7 million for the three months ended December 31, 2025, compared to $3.8 million for the three months ended December 31, 2024. The decrease of $1.1 million is mainly attributable to (i) reduced interest rates over the periods presented, and (ii) moderately lower average cash balances for the three months ended December 31, 2025 when compared to the three months ended December 31, 2024.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives amounted to $0.2 million for the three months ended December 31, 2025, compared to a gain of $2.9 million for the three months ended December 31, 2024. The $3.1 million difference is primarily attributable to changes in forward SOFR yield curves and changes in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives amounted to $0.4 million for the three months ended December 31, 2025, compared to $0.8 million for the three months ended December 31, 2024. The unfavorable $0.4 million change is primarily attributable to (i) a $0.9 million reduction of realized gains on our interest rate swaps (ii) partially offset by reduced realized losses on our FFAs of $0.5 million.

Fleet

The following table sets forth certain information regarding our fleet as of January 31, 2026.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	2014	X	S	Pool(4)	—
Corsair(3)	84,000	Hyundai	2014	X	S	Pool(4)	—
Corvette	84,000	Hyundai	2015	X	S	Pool(4)	—
Cougar(3)	84,000	Hyundai	2015	X	—	Pool(4)
Concorde	84,000	Hyundai	2015	X	S	Pool(4)	—
Cobra	84,000	Hyundai	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	2015	X	S	Pool(4)	—
Constitution	84,000	Hyundai	2015	X	S	Pool(4)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q3 2027
Cresques(3)	84,000	Hanwha Ocean	2015	X	S	Pool(4)	—
Constellation	84,000	Hyundai	2015	X	S	Pool(4)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(4)	—
Clermont	84,000	Hyundai	2015	X	S	Pool(4)	—
Cratis(3)	84,000	Hanwha Ocean	2015	X	S	Pool(4)	—
Chaparral(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q3 2027
Copernicus(3)	84,000	Hanwha Ocean	2015	X	S	Pool(4)	—
Commander	84,000	Hyundai	2015	X	S	Pool(4)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q3 2026
Caravelle(3)	84,000	Hyundai	2016	X	S	Pool(4)	—
Captain Markos(3)	84,000	Kawasaki	2023	X	DF	Pool(4)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(6)	80,876	Hyundai	2020	X	S	Pool(4)	—
HLS Citrine(7)	86,090	Hyundai	2023	X	DF	Pool(4)	—
HLS Diamond(8)	86,090	Hyundai	2023	X	DF	Pool(4)	—
Cristobal(9)	86,980	Hyundai	2023	X	DF	Pool(4)	—
Crystal Asteria(10)	84,229	Kawasaki	2021	X	DF	Pool(4)	—
BW Tokyo(11)	83,271	Mitsubishi	2009	—	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2027.
(7)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(9)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.
(10)	Vessel is currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2026.
(11)	Vessel is currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2028. Vessel operates under a framework agreement in which the vessel’s revenues and charter hire-in expenses are split equally with an unrelated third party.

Market Outlook & Update

The fourth calendar quarter of 2025 (“Q4 2025”) proved to be a volatile quarter for the LPG product market, beginning in October with a sharp decline in the Saudi Contract Price (“CP”) for propane and butane prices that was more pronounced than many market participants had anticipated. Monthly propane CP prices fell by $25 per metric ton to $495 per metric ton in October 2025, while butane CP prices declined by $15 per metric ton to $475 per metric ton. Average LPG prices across all major regions also weakened at the start of the quarter, not only on a flat-price basis but also relative to crude oil. The steepest decline was observed in the Far East, where propane prices fell by 5% versus Brent.

A recovery in delivered product prices emerged in November, with further strengthening in December as winter seasonal demand took precedence. December saw a cold spell in the U.S., with falling temperatures triggering a reactionary increase in prices. However, strong U.S. NGL production and inventory levels exceeding five-year highs capped upside price potential.

Overall, Q4 2025 saw wider price spreads between the U.S. and major importing regions, improving arbitrage economics for spot propane, though the lower Saudi CP challenged the West-to-East arbitrage in October. On average, Far East propane prices increased from 61% to 64% of Brent from the third calendar quarter of 2025 (“Q3 2025”) to Q4 2025, with a similar rise in Northwest Europe, where propane reached 56% of Brent. U.S. propane values increased by only 1% versus WTI to reach 45%, broadly in line with Q4 2024 levels.

Despite improving supply-chain economics, petrochemical margins remained challenging for several players, particularly in the Far East. Average monthly PDH margins in the Far East on a variable basis turned positive in October 2025 for the first time since the second calendar quarter of  2025 due to the softer feedstock prices. This improvement was short-lived with margins turning negative by the end of October/start of November. Economics were especially challenging for importers of U.S.-origin cargoes that remain subject to an additional 10% tariff. Chinese imports were further constrained by planned plant maintenance.

Propane continued to hold an advantage over naphtha for ethylene production via steam cracking; however, the propane–naphtha spread narrowed over the quarter, tightening from an average of -$96 per metric ton in October to -$35 per metric ton in December. This reflected stronger winter-driven propane demand, while the naphtha market remained bearish.

Geopolitical factors continued to affect LPG and broader oil markets. Early in the quarter, uncertainty surrounded U.S.–China trade relations as the existing 90-day tariff truce approached expiry in early November. The 10% tariff on U.S. LPG imports into China was subsequently extended for a further 12 months. Additional volatility stemmed from the rollout of USTR and Chinese port fees introduced in October. Although a one-year suspension was agreed by both governments in November, the policy uncertainty contributed to heightened market volatility, particularly at the start of Q4 2025.

Average VLGC freight rates eased in Q4 2025, with the Baltic Index averaging around $68 per metric ton, down from approximately $82 per metric ton in Q3 2025.  The softer freight market was a consequence of the lower-than-anticipated Saudi CP announcement for October creating uncertainty in trade economics and slowing shipping enquiries at the beginning of the quarter. Amidst the uncertain environment, the announcement of reciprocal port service fees from Chinese authorities on October 10, 2026 added further uncertainty and potential costs. The immediate impacts were felt on vessels with cargoes on board destined for discharging in China and further disrupted the Far East product market. LPG cargo quotes for destinations other than China enticed more aggressive pricing from ship operators, adding further pressure to the freight markets. Following the U.S.-China summit in Busan, South Korea at the end of October suspending Port Service Fees until November 9, 2026, normalcy returned to the VLGC shipping market with a widening arbitrage supported by a warm start to the winter season in North America, and increased heating demand in Asia. Clearing of the backlog of unfixed vessels slowed the upward correction in the freight markets, but the market was in contango from the middle of November. Although the freight market was assessed higher towards the end of December, fog delays in the Houston Ship Channel caused delays and impacted fleet utilization metrics.

During Q4 2025, the global VLGC fleet expanded only marginally with the delivery of two new vessels. Looking ahead, an additional 111 VLGCs/VLACs, equivalent to roughly 10.0 million cbm of carrying capacity, are scheduled for delivery by calendar year 2029. The average age of the global fleet now stands at approximately 12.0 years, while the VLGC/VLAC orderbook represents around 27.0% of the existing fleet.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Statement of Operations Data
Revenues	$119,964,287	$80,666,779	$328,240,534	$277,453,301
Expenses
Voyage expenses	1,732,701	950,842	4,109,374	2,508,379
Charter hire expenses	18,186,009	10,586,115	42,622,036	31,082,323
Profit sharing expenses	659,346	—	659,346	—
Vessel operating expenses	19,851,216	21,439,514	62,445,778	61,459,709
Depreciation and amortization	18,129,336	17,497,383	54,430,352	52,039,031
General and administrative expenses	10,779,733	7,464,856	39,701,876	34,347,576
Total expenses	69,338,341	57,938,710	203,968,762	181,437,018
Other income—related parties	685,009	655,365	1,975,737	1,936,762
Operating income	51,310,955	23,383,434	126,247,509	97,953,045
Other income/(expenses)
Interest and finance costs	(7,066,278)	(8,884,499)	(22,380,183)	(27,841,202)
Interest income	2,737,490	3,797,264	8,577,713	11,986,945
Unrealized gain/(loss) on derivatives	(170,904)	2,865,617	(1,736,403)	(3,139,248)
Realized gain on derivatives	407,391	838,906	1,474,915	4,210,274
Other gain/(loss), net	(29,756)	(638,894)	469,484	(1,091,241)
Total other expenses, net	(4,122,057)	(2,021,606)	(13,594,474)	(15,874,472)
Net income	$47,188,898	$21,361,828	$112,653,035	$82,078,573
Earnings per common share—basic	1.11	0.50	2.65	1.95
Earnings per common share—diluted	$1.11	$0.50	$2.64	$1.95
Financial Data
Adjusted EBITDA(1)	$74,182,190	$45,242,519	$198,478,998	$169,351,603
Fleet Data
Calendar days(2)	1,932	1,932	5,775	5,775
Time chartered-in days(3)	552	368	1,383	1,100
Available days(4)	2,349	2,210	6,725	6,677
Average Daily Results
Time charter equivalent rate(5)	$50,333	$36,071	$48,198	$41,178
Daily vessel operating expenses (6)	$10,275	$11,097	$10,813	$10,642

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income	$47,188,898	$21,361,828	$112,653,035	$82,078,573
Interest and finance costs	7,066,278	8,884,499	22,380,183	27,841,202
Unrealized (gain)/loss on derivatives	170,904	(2,865,617)	1,736,403	3,139,248
Realized gain on interest rate swaps	(407,391)	(1,337,298)	(1,474,915)	(4,722,356)
Stock-based compensation expense	2,034,165	1,701,724	8,753,940	8,975,905
Depreciation and amortization	18,129,336	17,497,383	54,430,352	52,039,031
Adjusted EBITDA	$74,182,190	$45,242,519	$198,478,998	$169,351,603

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of vessel operating expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period. Time chartered-in days include 100% of time chartered-in days for our chartered-in vessel that is part of a framework agreement. Available days include 100% of available days for our chartered-in vessel that is part of the framework agreement.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with both unscheduled and scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period to period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide revenue net of voyage expenses by available days for the relevant time period, which may not be calculated the same by other companies. The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except available days)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Numerator:
Revenues	$119,964,287	$80,666,779	$328,240,534	$277,453,301
Voyage expenses	(1,732,701)	(950,842)	(4,109,374)	(2,508,379)
Time charter equivalent	$118,231,586	$79,715,937	$324,131,160	$274,944,922

Pool adjustment*	274,222	(1,316,039)	895,366	(2,050)
Time charter equivalent excluding pool adjustment*	$118,505,808	$78,399,898	$325,026,526	$274,942,872

Denominator:
Available days	2,349	2,210	6,725	6,677
TCE rate:
Time charter equivalent rate	$50,333	$36,071	$48,198	$41,178
TCE rate excluding pool adjustment*	$50,449	$35,475	$48,331	$41,178

*  Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

(6)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except share data)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income	$47,188,898	$21,361,828	$112,653,035	$82,078,573
Unrealized loss/(gain) on derivatives	170,904	(2,865,617)	1,736,403	3,139,248
Adjusted net income	$47,359,802	$18,496,211	$114,389,438	$85,217,821

Earnings per common share—diluted	$1.11	$0.50	$2.64	$1.95
Unrealized loss/(gain) on derivatives	—	(0.07)	0.03	0.07
Adjusted earnings per common share—diluted	$1.11	$0.43	$2.67	$2.02

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	December 31, 2025	March 31, 2025
Assets
Current assets
Cash and cash equivalents	$294,492,379	$316,877,584
Trade receivables, net and accrued revenues	1,634,228	1,356,827
Due from related parties	71,715,752	48,090,301
Inventories	2,250,656	2,508,684
Prepaid expenses and other current assets	22,193,053	13,523,008
Total current assets	392,286,068	382,356,404
Fixed assets
Vessels, net	1,102,793,855	1,149,806,782
Vessel under construction	64,805,270	37,274,863
Total fixed assets	1,167,599,125	1,187,081,645
Other non-current assets
Deferred charges, net	25,098,842	17,237,662
Derivative instruments	1,761,090	3,497,493
Due from related parties—non-current	27,500,000	26,400,000
Restricted cash—non-current	81,418	76,028
Operating lease right-of-use assets	160,430,695	159,212,010
Other non-current assets	2,982,095	2,799,038
Total assets	$1,777,739,333	$1,778,660,280
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$6,690,725	$11,549,950
Accrued expenses	8,933,011	5,387,465
Due to related parties	240,732	39,339
Deferred income	501,203	679,257
Current portion of long-term operating lease liabilities	47,812,434	34,808,203
Current portion of long-term debt	97,746,233	54,504,778
Dividends payable	537,458	915,150
Total current liabilities	162,461,796	107,884,142
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	415,437,178	498,773,969
Long-term operating lease liabilities	112,630,566	124,419,545
Other long-term liabilities	1,580,355	1,476,439
Total long-term liabilities	529,648,099	624,669,953
Total liabilities	692,109,895	732,554,095
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 54,609,290 and 54,324,437 shares issued, 42,744,103 and 42,747,720 shares outstanding (net of treasury stock), as of December 31, 2025 and March 31, 2025, respectively	546,093	543,244
Additional paid-in-capital	876,275,164	867,524,073
Treasury stock, at cost; 11,865,187 and 11,576,717 shares as of December 31, 2025 and March 31, 2025, respectively	(140,116,177)	(133,103,957)
Retained earnings	348,924,358	311,142,825
Total shareholders’ equity	1,085,629,438	1,046,106,185
Total liabilities and shareholders’ equity	$1,777,739,333	$1,778,660,280

Seasonality

Liquefied petroleum gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Conference Call

A conference call to discuss the results will be held the same day at 10:00 a.m. ET. The conference call can be accessed live by dialing 1- 800-445-7795, or for international callers, 1-785- 424-1699, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11160929. The replay will be available until February 12, 2026, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern Very Large Gas Carriers (“VLGCs”) that transport liquefied petroleum gas globally. Our current fleet of twenty-seven modern VLGCs includes twenty ECO VLGCs, five dual-fuel ECO VLGCs, and two modern VLGCs.

Forward-Looking and Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant. The Board of Directors, in its sole discretion, may increase, decrease or eliminate the dividend at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature, are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Investor Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Media Contact Information

Melissa Daly

MFD Communications

+1 (646) 322-9192

melissa@mfdcommunications.com

Source: Dorian LPG Ltd.